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                                 EXHIBIT 2




                       AGREEMENT AND PLAN OF MERGER


                               by and among



                            ROAD RESCUE, INC.,
                               (Road Rescue)


                           SPARTAN MOTORS, INC.,
                                  (Buyer)

                                    and

                         SPARTAN ROAD RESCUE, INC.
                                (MergerSub)

                             and joined in by


                       NORBERT J. CONZEMIUS AND THE
                     OTHER SHAREHOLDERS OF ROAD RESCUE
                              (Shareholders)



                        Dated as of January 7, 1998

















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                             TABLE OF CONTENTS


                                                                       Page

ARTICLE 1  THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.1   The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.2   Effective Time. . . . . . . . . . . . . . . . . . . . . . . . .1
     1.3   Articles of Incorporation and Bylaws of Surviving
           Corporation . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.4   Officers and Directors of Surviving Corporation . . . . . . . .1
     1.5   Further Assurances. . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE 2  VOTING AND CONVERSION OF SHARES . . . . . . . . . . . . . . . .2
     2.1   Effect on Shares and MergerSub's Capital Stock. . . . . . . . .2
     2.2   Post-Closing Adjustment to Merger Consideration . . . . . . . .2
     2.3   Stock Price Adjustment. . . . . . . . . . . . . . . . . . . . .4
     2.4   Shareholders' Meeting . . . . . . . . . . . . . . . . . . . . .5
     2.5   Place and Date of Closing . . . . . . . . . . . . . . . . . . .5
     2.6   Consummation of the Merger. . . . . . . . . . . . . . . . . . .5
     2.7   Escrow Fund . . . . . . . . . . . . . . . . . . . . . . . . . .6
     2.8   Closing Obligations . . . . . . . . . . . . . . . . . . . . . .6
     2.9   Closing Balance Sheet . . . . . . . . . . . . . . . . . . . . .7
     2.10  Stub Period . . . . . . . . . . . . . . . . . . . . . . . . . .7

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS  . . . . . .8
     3.1   Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . .8
     3.2   Organization and Good Standing. . . . . . . . . . . . . . . . .8
     3.3   Capitalization of Road Rescue . . . . . . . . . . . . . . . . .8
     3.4   Enforceability. . . . . . . . . . . . . . . . . . . . . . . . .9
     3.5   No Conflict with Other Instruments or Proceedings . . . . . . .9
     3.6   Compliance with Laws and Other Regulations. . . . . . . . . . .9
     3.7   Financial Statements. . . . . . . . . . . . . . . . . . . . . .9
     3.8   Absence of Undisclosed Liabilities. . . . . . . . . . . . . . 10
     3.9   Absence of Certain Changes or Events. . . . . . . . . . . . . 10
     3.10  Customers and Suppliers . . . . . . . . . . . . . . . . . . . 11
     3.11  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.12  Accounts Receivable . . . . . . . . . . . . . . . . . . . . . 12
     3.13  Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.14  Real Property . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.15  Personal Property . . . . . . . . . . . . . . . . . . . . . . 13
     3.16  Condition of Assets . . . . . . . . . . . . . . . . . . . . . 13
     3.17  Intellectual Property . . . . . . . . . . . . . . . . . . . . 13
     3.18  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.19  Employee Relations. . . . . . . . . . . . . . . . . . . . . . 14
     3.20  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . 14
     3.21  Environmental Matters . . . . . . . . . . . . . . . . . . . . 14




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                                                                       Page

     3.22  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.23  Product Liabilities and Warranties. . . . . . . . . . . . . . 16
     3.24  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.25  Permits and Licenses. . . . . . . . . . . . . . . . . . . . . 16
     3.26  Qualified Investor. . . . . . . . . . . . . . . . . . . . . . 16
     3.27  Acknowledgments Regarding Buyer's Restricted Common
           Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.28  Applications, Proxy Materials, Etc. . . . . . . . . . . . . . 17
     3.29  Books and Records . . . . . . . . . . . . . . . . . . . . . . 17
     3.30  Relationships with Related Persons. . . . . . . . . . . . . . 18
     3.31  Minimum Net Worth . . . . . . . . . . . . . . . . . . . . . . 18
     3.32  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.33  No Dissenters Rights. . . . . . . . . . . . . . . . . . . . . 18
     3.34  Accuracy of Statements. . . . . . . . . . . . . . . . . . . . 18

ARTICLE 4  BUYER'S REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . 19
     4.1   Buyer's Organization and Good Standing. . . . . . . . . . . . 19
     4.2   Enforceability. . . . . . . . . . . . . . . . . . . . . . . . 19
     4.3   Financial Statements. . . . . . . . . . . . . . . . . . . . . 19
     4.4   Buyer's Capital Stock . . . . . . . . . . . . . . . . . . . . 19
     4.5   Capitalization of MergerSub . . . . . . . . . . . . . . . . . 20
     4.6   SEC Filings . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.7   Private Placement Memorandum. . . . . . . . . . . . . . . . . 20
     4.8   Issuance of Buyer's Common Stock. . . . . . . . . . . . . . . 20
     4.9   Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE 5  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     5.1   Access and Investigation. . . . . . . . . . . . . . . . . . . 20
     5.2   Operation of the Business . . . . . . . . . . . . . . . . . . 20
     5.3   Negative Covenant . . . . . . . . . . . . . . . . . . . . . . 21
     5.4   Required Approvals. . . . . . . . . . . . . . . . . . . . . . 21
     5.5   Notification. . . . . . . . . . . . . . . . . . . . . . . . . 21
     5.6   No Negotiation. . . . . . . . . . . . . . . . . . . . . . . . 21
     5.7   No Competition. . . . . . . . . . . . . . . . . . . . . . . . 22
     5.8   Resale Restrictions . . . . . . . . . . . . . . . . . . . . . 22
     5.9   Buyer's Post-Closing Filings. . . . . . . . . . . . . . . . . 22
     5.10  Release of Claims . . . . . . . . . . . . . . . . . . . . . . 23
     5.11  Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     5.12  Stock to Cash Ratio; Tax Consequences . . . . . . . . . . . . 23
     5.13  Past Returns. . . . . . . . . . . . . . . . . . . . . . . . . 23
     5.14  Best Efforts. . . . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE 6  CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE . . . . . 24
     6.1   Accuracy of Representations . . . . . . . . . . . . . . . . . 24
     6.2   Road Rescue's and the Shareholders' Performance . . . . . . . 24
     6.3   Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     6.4   Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . 24

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                                                                       Page

     6.5   Additional Documents. . . . . . . . . . . . . . . . . . . . . 24
     6.6   No Proceedings. . . . . . . . . . . . . . . . . . . . . . . . 24
     6.7   No Claim Regarding Sale Proceeds. . . . . . . . . . . . . . . 24
     6.8   No Prohibition. . . . . . . . . . . . . . . . . . . . . . . . 25
     6.9   Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     6.10  Senior Management Certificates. . . . . . . . . . . . . . . . 25

ARTICLE 7 CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE . . . . . 25
     7.1   Accuracy of Representations . . . . . . . . . . . . . . . . . 25
     7.2   Buyer's Performance . . . . . . . . . . . . . . . . . . . . . 25
     7.3   Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . 25
     7.4   Additional Documents. . . . . . . . . . . . . . . . . . . . . 25
     7.5   No Injunction . . . . . . . . . . . . . . . . . . . . . . . . 25
     7.6   Release of Guaranties . . . . . . . . . . . . . . . . . . . . 26
     7.7   Huestis Documents . . . . . . . . . . . . . . . . . . . . . . 26
     7.8   Conzemius Loans . . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE 8  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . 26
     8.1   Termination Events. . . . . . . . . . . . . . . . . . . . . . 26
     8.2   Effect of Termination . . . . . . . . . . . . . . . . . . . . 27

ARTICLE 9  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . 27
     9.1   Indemnification and Reimbursement by Shareholders . . . . . . 27
     9.2   Indemnification and Reimbursement by Buyer. . . . . . . . . . 27
     9.3   Limitations on Indemnification. . . . . . . . . . . . . . . . 28
     9.4   Third-Party Claims. . . . . . . . . . . . . . . . . . . . . . 29
     9.5   Assertion of Claims . . . . . . . . . . . . . . . . . . . . . 30
     9.6   Remedies Cumulative . . . . . . . . . . . . . . . . . . . . . 30

ARTICLE 10  GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     10.1  Survival of Representations, Warranties, Covenants,
           and Indemnities . . . . . . . . . . . . . . . . . . . . . . . 30
     10.2  Assignment and Benefits . . . . . . . . . . . . . . . . . . . 30
     10.3  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . 31
     10.4  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     10.5  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     10.6  Appointment of Representative . . . . . . . . . . . . . . . . 31
     10.7  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . 32
     10.8  Amendments and Waivers. . . . . . . . . . . . . . . . . . . . 32
     10.9  No Third-Party Beneficiaries. . . . . . . . . . . . . . . . . 32
     10.10 Severability. . . . . . . . . . . . . . . . . . . . . . . . . 32
     10.11 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . 33

                       AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is made as of January 7, 1998 between SPARTAN MOTORS, INC., a Michigan corporation ("BUYER"), SPARTAN ROAD RESCUE, INC., a Minnesota corporation
("MERGERSUB"), and ROAD RESCUE, INC., a Minnesota corporation ("ROAD RESCUE"), and is joined in by NORBERT J. CONZEMIUS and the other undersigned shareholders of Road Rescue (each a "SHAREHOLDER" and collectively, the "SHAREHOLDERS"). Road Rescue and MergerSub are sometimes collectively referred to as the "CONSTITUENT CORPORATIONS."

         Road Rescue is engaged in the manufacture of emergency vehicles, including ambulances, rescue vehicles, and critical care units from its facilities in Saint Paul, Minnesota (the "BUSINESS"). Buyer desires to become affiliated with Road Rescue through the merger of MergerSub with and into Road Rescue. The Shareholders own all of the outstanding shares of Road Rescue's capital stock and join in this Agreement to make certain representations and covenants and to jointly and severally guaranty the prompt performance of Road Rescue's obligations under this Agreement.

                           ARTICLE 1  THE MERGER

    1.1  THE MERGER.  At the Effective Time (as defined below), Road
Rescue shall be merged with and into MergerSub (the "MERGER"), and MergerSub shall be the surviving corporation (the "SURVIVING CORPORATION"). At the Effective Time, the separate existence of Road Rescue shall cease. The name of the Surviving Corporation shall be "Road Rescue." The Merger shall have the effect on Road Rescue and MergerSub as Constituent
Corporations of the Merger as provided under the Minnesota Business Corporation Act (the "ACT").

    1.2 EFFECTIVE TIME. The Merger shall become effective at the time (the "EFFECTIVE TIME") of filing of, or at such later time specified in the articles of merger (the "ARTICLES OF MERGER"), in the form required by and executed in accordance with the Act, filed with the Minnesota Secretary of State (the "SECRETARY OF STATE").

    1.3  ARTICLES OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION.
The Articles of Incorporation and Bylaws of MergerSub shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided by the Act.

    1.4 OFFICERS AND DIRECTORS OF SURVIVING CORPORATION. Subject to applicable law, the executive officers and directors of MergerSub immediately prior to the Effective Time shall be the initial executive officers and directors, respectively, of the Surviving Corporation.

    1.5 FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider that any other actions or things are necessary to fully effectuate this Agreement, the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such documents and to take all such actions and things as may be necessary or desirable to do so; provided, however, that Buyer and MergerSub shall indemnify and hold harmless the Shareholders for any such action.

                ARTICLE 2  VOTING AND CONVERSION OF SHARES

    2.1 EFFECT ON SHARES AND MERGERSUB'S CAPITAL STOCK. In the aggregate, the Shareholders are entitled to receive One Million Seven Hundred One Thousand Dollars ($1,701,000) in cash and 240,133 shares of Buyer's Common Stock (as defined below), as set forth below and subject to adjustments in Sections 2.2 and 2.3 (collectively, the "MERGER
CONSIDERATION"):

         2.1.1 ROAD RESCUE'S COMMON STOCK. As of the Effective Time, each share of Road Rescue's common stock, $0.10 par value (each a "SHARE" and collectively the "SHARES" or "ROAD RESCUE'S COMMON STOCK") outstanding immediately prior to the Effective Time (other than any Shares in the treasury of Road Rescue, or held by any wholly owned subsidiary of Road Rescue, which Shares shall be canceled) shall be converted into the right to receive (a) $1,701,000 divided by the number of Shares outstanding immediately prior to the Closing, net to the holder in cash, less $405,000 divided by the number of Shares outstanding immediately prior to the Closing attributed to the "Escrow Fund" (as defined below) and (b) a number of restricted shares of Buyer's common stock, $0.01 par value ("BUYER'S COMMON STOCK") equal to 240,133 divided by the number of Shares outstanding immediately prior to the Closing, payable to the holder of such Shares, without interest thereon; provided that all Buyer's Common Stock issued to each Shareholder under this Agreement shall be a "restricted security," as that term is defined in Securities and Exchange Commission ("SEC") Rule 144, promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT").

         2.1.2 CASH IN LIEU OF FRACTIONAL SHARES. Notwithstanding the above, certificates representing fractional shares of Buyer Common Stock shall be not issued. In lieu of any such fractional shares, a Shareholder who would otherwise have been entitled to a fraction of a share will be paid an amount in cash (without interest) equal to such fraction of a share multiplied by $7.50.

         2.1.3 MERGERSUB'S COMMON STOCK. As of the Effective Time, each share of common stock of MergerSub, $0.01 par value ("MERGERSUB COMMON STOCK"), outstanding immediately prior to the Effective Time shall be converted into one full share of common stock, $0.01 par value, of the Surviving Corporation.

    2.2  POST-CLOSING ADJUSTMENT TO MERGER CONSIDERATION.

         2.2.1 DEFINITION. For purposes of this Section 2.1.4, the term "1997 EBIT" shall mean the net income before interest and taxes for Road Rescue for its fiscal year ending January 2, 1998, determined in accordance with generally accepted accounting principles, consistently applied; provided, however, that for purposes of determining both the 1997 EBIT and the January 2, 1998 net worth of Road Rescue, the following shall apply:

                 (a) The aggregate reserve amount for obsolescence, warranty, and accrued vacation shall be $410,000;

                 (b) All expenses of Road Rescue relating to the negotiation and consummation of the transactions contemplated by this Agreement shall be excluded and not deducted; and

                 (c) The compensation expense associated with the $100,000 bonus to certain Road Rescue employees authorized at the December 18, 1997 Road Rescue board of directors meeting shall be excluded and not deducted. If not paid at or prior to Closing, Buyer shall cause the Surviving Corporation to pay such $100,000 bonus and each other employee bonus accrued on the January 2, 1998 financial statements (and included in the calculation of 1997 EBIT), as directed by the Shareholder Representative, as soon as practical following the Closing and in any event, no later than 21 days following the Closing.

         2.2.2   ADJUSTMENT PROCEDURE.

                 (a) Within thirty (30) days after the Closing Date, the Shareholders (at their own expense) shall caused to be prepared and delivered to Buyer their calculation of the 1997 EBIT.
         Buyer and Road Rescue agree to cooperate fully with the Shareholders and to provide the Shareholders with access to all records of Road Rescue for purpose of computing the 1997 EBIT. Buyer or its representatives shall have the right to review all work papers and procedures used by the Shareholders to calculate the 1997 EBIT.

                 (b) Within fourteen (14) days after the Shareholders' delivery of their calculation of the 1997 EBIT, Buyer shall notify the Shareholders in writing of its acceptance of such calculation or its claims that the calculation is not accurate, setting forth in reasonable detail the basis for such claim.

         If notice of disagreement is not given within such 14-day period, then the 1997 EBIT as calculated and delivered by the Shareholders to Buyer shall be used for determining the adjustment payment, if any.

                 (c) If Buyer makes a claim of disagreement within such 14-day period, Buyer and the Shareholders shall use their best efforts to resolve their dispute and agree upon a revised 1997 EBIT. If agreement cannot be reached within fifteen (15) days of Buyer making its claim, the Shareholders and Buyer shall jointly retain a mutually acceptable public accounting firm to resolve the dispute. Such accounting firm shall resolve the dispute within thirty (30) days of its appointment and its decision as to the correct 1997 EBIT shall be final and binding on all parties and shall be used for determining the adjustment payment, if any. Fees and charges of such accounting firm shall be paid one-half by the Shareholders and one-half by Buyer.

         2.2.3 ADJUSTMENT AMOUNT. If 1997 EBIT is greater than $921,000, the aggregate merger consideration to be paid for the Shares shall be increased by an amount equal to two times the difference between 1997 EBIT less $921,000. If 1997 EBIT is less than $753,000, the aggregate merger consideration to be paid for the Shares shall be reduced by an amount equal to two times the difference between $753,000 less the 1997 EBIT. If 1997 EBIT equals or is greater than $753,000 and not greater than $921,000, no adjustment payment under this Section shall be made.

         2.2.4 PAYMENT TERMS. If the aggregate merger consideration for the Shares is increased, the adjustment payment shall be paid as follows: (i) 15 percent by an increase to the Escrow Fund pursuant to an additional cash contribution by Buyer, (ii) 35 percent by a cash payment by Buyer to the Shareholders, and (iii) 50 percent by the issuance of additional shares of Buyer's Common Stock to the Shareholders, with the number of shares of Buyer's Common Stock to be so issued to be determined assuming a $7.50 per share value for Buyer's Common Stock. If the aggregate merger consideration for the Shares is decreased, the adjustment payment shall be paid as follows:
    (i) 15 percent by a decrease to the Escrow Fund pursuant to a distribution from the Escrow Fund to Buyer, (ii) 35 percent by a cash payment from the Shareholders to Buyer, and (iii) 50 percent by the cancellation of a portion of the Buyer's Common Stock previously issued to the Shareholders, with the number of shares of Buyer's Common Stock to be so canceled to be determined assuming a $7.50 per share value for the Buyer's Common Stock.

         2.2.5 TIMING OF ADJUSTMENT PAYMENTS. Any adjustment payments required to be made pursuant to this Section shall be made in accordance with the following:

                 (a) If Buyer has not objected to the Shareholders' calculation of the 1997 EBIT, the earlier of (a) twenty (20) days after delivery to Buyer of the Shareholders' calculation of the 1997 EBIT or (b) five (5) days after Buyer has indicated that it has no objection to the Shareholders' calculation of the 1997 EBIT; or

                 (b) If Buyer has objected to the Shareholders' calculation of the 1997 EBIT, within five (5) days following final agreement or a decision with respect to the 1997 EBIT as provided above.

    2.3  STOCK PRICE ADJUSTMENT.

         2.3.1 PRICING PERIOD. The average of the per share closing prices for each trading day during the 12 full calendar weeks ending 10 days before the one year anniversary of the Effective Time (the "PRICING PERIOD") shall be deemed to be the "AVERAGE TRADING PRICE."

         2.3.2 ADJUSTMENT. If, at the end of the Pricing Period, the Average Trading Price does not equal or exceed $8.00 per share (the "TARGET PRICE"), Buyer shall pay each Shareholder the difference between the Target Price and the Average Trading Price then multiplied by the number of shares of Buyer Common Stock received by that Shareholder in the Merger.

         2.3.3 METHOD OF PAYMENT. Payment shall be made in equal amounts of cash and Buyer Common Stock, where the Buyer Common Stock shall be valued at the average per share closing price of Buyer Common Stock during the ten trading days immediately proceeding the end of the Pricing Period. Payment of cash and the issuance of shares (if any) shall be made within 10 days after the end of the Pricing Period. The Shareholders acknowledge and agree that such shares of Buyer Common Stock received under this Section shall be "restricted securities" under Rule 144 and legended as such.

    2.4  SHAREHOLDERS' MEETING.

         2.4.1 ROAD RESCUE'S ACTIONS. Road Rescue, acting through its board of directors (the "BOARD") shall, in accordance with applicable law, duly call, give notice of, convene, and hold a special meeting of its shareholders (the "SPECIAL MEETING") as soon as practicable following the execution of this Agreement for the primary purpose of considering and adopting this Agreement.

         2.4.2 SHAREHOLDER'S ACTIONS. Each Shareholder agrees that he will vote all of the Shares then owned by such Shareholder in favor of the approval and adoption of this Agreement.

         2.4.3 BUYER'S ACTION. Buyer agrees that it will vote all of its shares of MergerSub Common Stock in favor of the approval and adoption of this Agreement.

    2.5 PLACE AND DATE OF CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Shareholders' counsel, on the later of (a) January 7, 1998;
(b) Buyer's satisfaction or written waiver of the condition set forth in
Section 6.9; or (c) such other time and place as the parties may agree. Subject to the provisions of Article 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation hereunder. The date on which the Closing concludes shall be referred to as the "CLOSING DATE."

    2.6 CONSUMMATION OF THE MERGER. As soon as practicable after the satisfaction or waiver of the conditions set forth in Articles 6 and 7, the parties shall execute and file the Articles of Merger with the Secretary of State and take such other actions as may be required by law to make the Merger effective as promptly as is practicable.

    2.7 ESCROW FUND. Buyer and the Shareholders shall establish an escrow fund of $405,000 in cash (the "ESCROW FUND") for the purpose of satisfying the Shareholders' obligations under the Agreement. The Escrow Fund shall be governed by an escrow agreement substantially similar to the escrow agreement set forth in EXHIBIT 2.7 (the "ESCROW AGREEMENT").

    2.8  CLOSING OBLIGATIONS.

         2.8.1 BUYER'S OBLIGATIONS. At the Closing, Buyer shall deliver:

                 (a) CASH. In the aggregate, cash of $1,701,000, less $405,000 for the Escrow Fund (pro rata to each Shareholder) by certified check or wire transfer to accounts specified by the respective Shareholders.

                 (b) STOCK. In the aggregate, 240,131 shares of Buyer's Common Stock; such shares shall be issued in the names of each Shareholder, pro rata based on their respective ownership interest in Road Rescue.

                 (c) INDEMNIFICATION AGREEMENT. The Indemnification Agreement described in Section 7.6, executed by MergerSub and Buyer.

                 (d)  LEGAL OPINION.  The legal opinion described in Section
         7.3 and those supplemental documents set forth in Section 7.4.

                 (e) ARTICLES OF MERGER. Articles of Merger, as required by the Act and reasonably acceptable to counsel for the Shareholders, executed by MergerSub.

                 (f) ESCROW FUNDS. The sum of $405,000 to the Escrow Agent (as defined in the Escrow Agreement) by wire transfer or certified check;

                 (g) ESCROW AGREEMENT. The Escrow Agreement, as executed by Buyer.

                 (h) HUESTIS DOCUMENTS. Pursuant to Section 7.7, Buyer shall either (i) pay in full all amounts outstanding under the "Huestis Documents" (as defined in Section 7.7), or (ii) execute and deliver appropriate amendments with respect to each of the Huestis Documents for their continuation and, in connection therewith, obtain a complete release of any personal guarantee obligations of Norbert J. Conzemius relating to the Huestis Documents.

                 (i) CONZEMIUS LOANS. Pursuant to Section 7.8, an aggregate cash payment shall be made by Buyer to Firstar Bank in an amount equal to $482,015.73, which amount represents the total of amounts previously advanced under the Conzemius Loans, plus interest.

         2.8.2 SHAREHOLDERS' OBLIGATIONS. At or prior to the Closing, the Shareholders shall deliver to Buyer:

                 (a) OLD CERTIFICATES. Certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Buyer.

                 (b) SHAREHOLDER QUESTIONNAIRES. The Shareholder Questionnaires described in Section 3.26, duly completed and executed by each Shareholder.

                 (c) INDEMNIFICATION AGREEMENT. The Indemnification Agreement described in Section 7.6, executed by the Shareholders and related parties.

                 (d)  LEGAL OPINION.  The legal opinion described in Section
         6.4 and those supplemental documents set forth in Section 6.5.

                 (e) ARTICLES OF MERGER. Articles of Merger, as required by the Act and reasonably acceptable to counsel for the Buyer, executed by Road Rescue.

                 (f) ESCROW AGREEMENT. The Escrow Agreement, executed by the Shareholders.

                 (g) LEASE. The consent to the deemed assignment of the lease of the real property located at 1133 Rankin Street, Saint Paul, Minnesota (the "LEASE"), executed by the landlord.

                 (h) SENIOR MANAGEMENT CERTIFICATES. The certificates of Senior Management, as described in the last paragraph of
         Article 3.

    2.9 CLOSING BALANCE SHEET. Within 90 days after the Closing, Buyer may prepare a balance sheet, dated as of the Closing, reflecting the assets and liabilities of Road Rescue (the "CLOSING BALANCE SHEET"). If prepared, the Closing Balance Sheet shall be prepared in a manner that is consistent with past practice and the books and records of Road Rescue and that fairly presents Road Rescue's financial condition and results of operations as of the Closing, subject to the clarifications and exceptions indicated in
Section 2.2.1 above.

    2.10 STUB PERIOD. Road Rescue shall be required to file income tax returns for the period between the end of its 1997 fiscal year and the Effective Time (the "STUB PERIOD"). Based on current trends and past experience, the parties anticipate the amount of income in the Stub Period to be approximately $0. However, if there is income in the Stub Period, Buyer shall cause the Surviving Corporation to distribute to the Shareholders an amount sufficient to cover the Shareholders' passed-through income taxes associated with Road Rescue's S-corporation income in the Stub Period.


                 ARTICLE 3  REPRESENTATIONS AND WARRANTIES
                            OF THE SHAREHOLDERS

         The Shareholders, jointly and severally (provided Shareholder liability to Buyer relating to all representations and warranties in this Article shall be limited exclusively to as is provided under Article 9 hereof), represent and warrant to Buyer as follows:

    3.1 DISCLOSURE SCHEDULE. Two identical copies of individually numbered schedules (collectively, the "DISCLOSURE SCHEDULE") corresponding to the sections of this Article have been prepared. To the knowledge of the Shareholders, each individual schedule in the Disclosure Schedule contains all applicable exceptions to the specifically identified section contained in this Article and sets forth each exception in reasonable detail; provided, however, that any specifically described exception in one section of the Disclosure Schedule shall be considered disclosure for all sections of the Disclosure Schedule and it shall not be necessary for such exception in one section to be repeated. In such cases, the Shareholders have used their best efforts to provide conspicuous cross-references. The Shareholders have provided or otherwise made available to Buyer with true and complete copies of all documents referenced in the Disclosure Schedule.

    3.2 ORGANIZATION AND GOOD STANDING. Road Rescue is a corporation duly organized, validly existing, and in good standing under the laws of State of Minnesota. Road Rescue has all requisite corporate power and authority to carry on it business as presently conducted. Road Rescue does not own, and has no obligation to acquire, any interest in any other person or entity.

    3.3 CAPITALIZATION OF ROAD RESCUE. The authorized equity securities of Road Rescue consists of 250,000 Shares, of which 724.0632 Shares are issued and outstanding (as of the date of this Agreement and immediately prior to the Effective Time) and constitute all of the Road Rescue's Common Stock. Each Shareholder's ownership of the Shares is set forth below:

     RECORD HOLDER              CERTIFICATE NUMBER(S)    TOTAL SHARES
     -------------              ---------------------    ------------
     Norbert J. Conzemius       30, 31, 39               543.5293
     John L. Morrison           19, 26, 33               45.1335
     Walter R. Barry, Jr.       20, 28, 35               45.1335
     Alan S. McDowell           21, 27, 34               45.1335
     James F. Schueppert        16, 24, 36, 40           22.5667
     Dr. John P. Hermann        14, 22, 38               22.5667

Except as disclosed in Schedule 3.3 of the Disclosure Schedule: the Shareholders are, and will be immediately prior to the Effective Time, the record and beneficial owners and holders of all of the Shares, free and clear of all encumbrances and adverse claims; there are no other issued or outstanding equity securities or other securities of Road Rescue; no legend or other reference to any purported encumbrance appears upon any Share certificate; all of the Shares have been duly authorized and validly issued and are fully paid and nonassessable; and there are no agreements relating to the issuance, sale, or transfer of any equity securities or other securities of Road Rescue.

    3.4 ENFORCEABILITY. Road Rescue and each Shareholder have full capacity, power, and authority to execute and perform this Agreement. This Agreement is binding upon Road Rescue and each Shareholder and is enforceable against Road Rescue and each Shareholder in accordance with its terms.

    3.5 NO CONFLICT WITH OTHER INSTRUMENTS OR PROCEEDINGS. Except as disclosed in Schedule 3.5 of the Disclosure Schedule, the execution and performance of this Agreement will not (a) result in a breach of or constitute a default under any agreement or other obligation to which Road Rescue or the Shareholders is now a party or by which they or any of their assets may be bound or affected; (b) violate any law, rule, regulation, license, or permit of any governmental body or any order or decree of any court; (c) result in the imposition of any tax or encumbrance on Road Rescue or any of its assets; or (d) affect in any way the terms of any of Road Rescue's indebtedness. All consents, approvals, or authorizations of, or declarations, filings, or registrations with, any third parties or governmental bodies required of Road Rescue in connection with the execution, delivery, and performance of this Agreement, as set forth in
Schedule 3.5 of the Disclosure Schedule, will be obtained or made by Road Rescue before the Closing; provided, however, it is acknowledged and understood that the government licenses and permits set forth in Schedule
3.5 that have been issued to Road Rescue may not be assignable and that it may be necessary for Buyer to reapply for and separately obtain such licenses and permits in connection with its conduct and operation of the Business following the Closing.

    3.6 COMPLIANCE WITH LAWS AND OTHER REGULATIONS. To the knowledge of the Shareholders, Road Rescue is in full compliance with all laws, rules, regulations and other requirements applicable to the conduct of Road Rescue's business or its assets or properties, or any premises occupied by Road Rescue.

    3.7 FINANCIAL STATEMENTS. The audited financial statements of Road Rescue as of and for the fiscal years ended January 3, 1997 and December 29, 1995, as reported on by Road Rescue's independent accountants, Divine, Scherzer & Brody, Ltd. of Minneapolis, Minnesota, including all schedules and notes relating to such statements, are correct and complete in all material respects. In addition, the unaudited balance sheet of Road Rescue as of November 30, 1997, and the unaudited income statement for the eleven
(11) months then ended, including all schedules and notes relating to such statements, are correct and complete in all material respects. True and complete copies of such financial statements are attached to the Disclosure Schedule. These statements fairly present Road Rescue's financial condition and results of operations on the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles ("GAAP") applied consistently throughout the periods indicated, except as otherwise noted in such financial statements or the notes thereto, and except that the unaudited interim financial statements have been prepared without footnote disclosures (that, if presented, would not differ materially from those included in the January 3, 1997 audited financial statements of Road Rescue) and normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse to Road Rescue. The financial statements referred to in this Section reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. In this Agreement, Road Rescue's balance sheet as of November 30, 1997, is referred to as the "BALANCE SHEET" and November 30, 1997, is referred to as the "BALANCE SHEET DATE."

    3.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed on the Balance Sheet or in Schedule 3.8 of the Disclosure Schedule, and except for
(a) liabilities incurred since the Balance Sheet Date in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to adversely affect Road Rescue or the Business, and
(b) financing liabilities and obligations, Road Rescue does not have any debts, liabilities, or obligations of any nature, and there is no basis for the assertion against Road Rescue of any debt, liability, or obligation.
No Shareholder or person related to such Shareholder has received notice of a pending or threatened claim or dispute regarding the performance bonds listed on Exhibit A of the Indemnity Agreement.

    3.9  ABSENCE OF CERTAIN CHANGES OR EVENTS.   Since the Balance Sheet
Date, Road Rescue has conducted the Business in the ordinary course of business and has maintained Road Rescue's records and books of account relating to the Business in a manner that fairly and accurately reflects Road Rescue's transactions, assets, and liabilities in accordance with standard accounting practices consistently applied, and, since the Balance Sheet Date, there has been no adverse change in the condition of the Business, financial or otherwise, or in Road Rescue's business or properties. In particular, and without limiting the foregoing, except as disclosed in Section 3.9 of the Disclosure Schedule, since the Balance Sheet Date, Road Rescue has not with respect to the Business: (a) paid or otherwise satisfied any obligation except for claims, liabilities, and obligations disclosed or reserved against on the Balance Sheet or incurred since the Balance Sheet Date in the ordinary course of business or consistent with past practice; (b) written down or written off any item of inventory or any note or account receivable as uncollectible; (c) canceled or waived any debt, claim, or right (absolute or contingent) having a value or potential value in excess of $25,000; (d) subjected any assets to any type of encumbrance or other restriction, other than encumbrances of record as of the Balance Sheet Date; (e) sold or otherwise disposed of any assets except in the ordinary course of business; (f) disposed of or permitted a lapse of any license, permit, patent, trademark, trade name, or copyright;
(g) disposed of or disclosed to any person any trade secret, formula, process, or know-how; (h) increased the compensation of, or declared or agreed to pay a bonus to, any officer or employee, except regularly scheduled increases in compensation to non-officer employees in the ordinary course of business; (i) suffered a material loss of or a reduction in working capital available for current or prospective operations (for purposes of this Agreement, the term "WORKING CAPITAL" shall mean the difference between current assets and current liabilities classified and determined in accordance with GAAP); (j) entered into any agreement or arrangement with, any director, officer, employee, or shareholder; (k) made any capital expenditure, purchase order, or commitment in excess of $25,000 for additions to property, plant, equipment, or otherwise; (l) purchased or placed a purchase order for inventory, supplies, or any other items, or entered into any other agreement or transaction other than in the ordinary course of business; (m) suffered any loss of or damage to physical property or other assets not covered by insurance; (n) paid or incurred any obligation to pay any dividends or other distributions with respect to Road Rescue's capital stock; (o) issued or authorized capital stock of Road Rescue; or (p) to the Shareholders' knowledge, violated any federal, state, local, or foreign law, statute, ordinance, regulation, or order.

    3.10 CUSTOMERS AND SUPPLIERS. Since the Balance Sheet Date, there has not been any adverse change in Road Rescue's relationship with any of their respective ten (10) largest customers, dealers, or suppliers, nor has Road Rescue or the Shareholders received information from such customers, dealers, or suppliers that an adverse change should be reasonably anticipated as a result of this Agreement. Except as discussed on Section
3.10 of the Disclosure Schedule, there are no known claims against Road Rescue to return merchandise in excess of an aggregate of Ten Thousand Dollars ($10,000) by any one purchaser, or Twenty-five Thousand Dollars ($25,000) for all purchasers considered collectively.

    3.11 TAXES.  Except as disclosed on Section 3.11 of the Disclosure
Schedule:

         3.11.1 FILINGS. Road Rescue has filed on a timely basis since 1992 all tax returns that are or were required to be filed pursuant to any applicable federal, state, local, municipal, foreign, international, or other administrative order, constitution, law, ordinance, common law, rule, regulation, statute, or treaty (collectively, a "LEGAL REQUIREMENT"). Road Rescue has delivered to Buyer's representative copies of its complete and accurate tax returns filed since 1992. Road Rescue has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by Road Rescue.

         3.11.2 AUDITS. Road Rescue has never had an audit with respect to any of its tax returns in the past six years. All tax returns are closed by the applicable statute of limitations for all taxable years through 1992. Road Rescue has not given or been requested to give waivers or extensions of any limitation period relating to the payment of taxes of Road Rescue or for which Road Rescue may be liable.

         3.11.3 RESERVES. The charges, accruals, and reserves with respect to taxes on the books of Road Rescue are adequate (determined in accordance with GAAP) and are at least equal to Road Rescue's liability for taxes (provided no reserves or accrual has been made for distributions to be made to Shareholders to cover taxes resulting from the allocation to them of the S corporation income of Road Rescue) during fiscal year 1997. There exists no proposed tax assessment against Road Rescue. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by Road Rescue. All taxes that Road Rescue is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper person or entity.

         3.11.4  S-CORP STATUS.  Road Rescue, at all times since
    December 31, 1989, has had, and will immediately prior to the Closing have, in effect an effective election to be treated as an S corporation under Section 1361 of the Code and under appropriate state tax laws and regulations that recognize such an election. Road Rescue has at all times since December 31, 1989 satisfied all requirements for taxation as an S corporation for state and federal purposes.

         3.11.5 BUSINESS COMBINATIONS. Since December 31, 1989, Road Rescue has not merged or consolidated with, or acquired stock of, or assumed or became subject to any tax liabilities of, any corporation taxed under Subchapter 1C of Subtitle A of the Code.

         3.11.6 TRUE, CORRECT, AND COMPLETE. All tax returns filed by (or that include on a consolidated basis) Road Rescue are true, correct, and complete. There is no tax sharing agreement that will require any payment by Road Rescue after the date of this Agreement. During the consistency period (as defined in Section 338(h)(4) of the Code with respect to the sale of the Shares to Buyer), neither Road Rescue nor a target affiliate (as defined in Section 338(h)(6) of the Code with respect to the sale of the Shares to Buyer) has sold or will sell any property or assets to Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the Code) that includes Buyer.

    3.12 ACCOUNTS RECEIVABLE. Road Rescue has provided Buyer and its representatives the opportunity to review Road Rescue's records regarding accounts receivable, including an accounts receivable aging report as of

November 30, 1997. Such information provided by Road Rescue to Buyer or its representatives regarding such accounts receivable is accurate and complete.

    3.13 INVENTORY. All inventory of Road Rescue, whether or not reflected in the Closing Balance Sheet or the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been or will be written off, written down, or reserved to net realizable value on the Balance Sheet and Closing Balance Sheet. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. Work in process and finished goods are valued using the absorption method of accounting in accordance with GAAP. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances.

    3.14 REAL PROPERTY. To the Shareholders' knowledge, no building or improvement that Road Rescue owns or uses encroaches on any easement or property owned by another and no building or improvement owned by another encroaches on any property that Road Rescue owns or uses or on any easement the benefit of which runs to Road Rescue. To the knowledge of the Shareholders, Road Rescue is not in violation of any law, order, regulation, or other requirement relating to any real property that Road Rescue owns or uses. To the knowledge of the Shareholders, there are no ground subsidences or slides on any real property that Road Rescue owns or uses. Except as indicated in Section 3.14 of the Disclosure Schedule, all buildings and improvements that Road Rescue owns or uses are in good condition (normal wear and tear excepted), are structurally sound and not in need of repairs and are adequately serviced by all necessary utilities.

    3.15 PERSONAL PROPERTY. Except as disclosed in Schedule 3.15 of the Disclosure Schedule, Road Rescue has good title to all personal property owned by it, except as since sold or otherwise disposed of in the ordinary course of business, subject to no lien, encumbrance, or other restriction. Except as indicated on Section 3.15 of the Disclosure Schedule, all personal property will be in the possession of Road Rescue on the Closing.

    3.16 CONDITION OF ASSETS. The personal property (whether owned or leased) of Road Rescue is in good condition and repair, normal wear and tear excepted.

    3.17 INTELLECTUAL PROPERTY. Section 3.17 of the Disclosure Schedule correctly and completely lists all "Intellectual Property" (as defined below) of Road Rescue. "INTELLECTUAL PROPERTY" includes: corporate names, fictional business names, trading names, registered and unregistered trademarks, service marks, and applications, patents and patent applications, copyrights, rights in mask works, and know-how, trade secrets, confidential information, software, technical information, process technology, plans, drawings, and blue prints. Road Rescue has not infringed or unlawfully used any Intellectual Property of any other person or entity. The manufacturing and engineering drawings, process sheets, specifications, bills of material, trade secrets, "know-how," and other like data are in a form and of a quality that Buyer can, following the Closing, conduct the Business as previously conducted.

    3.18 CONTRACTS.  All agreements and other arrangements of Road
Rescue with a third party are valid and enforceable in accordance with their terms. Neither Road Rescue nor any other party is in default or in arrears under the terms of any of those agreements. Except as set forth on
Schedule 3.18 of the Disclosure Schedule, Road Rescue is not a party to:
(a) any other agreement with respect to any real property; (b) any joint venture, distributor, dealer, advertising, agency, manufacturer's representative, sales representative, sales agent, franchise, license, or similar agreement; (c) any loan agreement, security agreement, mortgage, indenture, or promissory note; (d) any consulting or employment agreement;
(e) any contract of guaranty or indemnification; (f) any contract purporting to limit the freedom of Road Rescue to compete in any line of business in any geographical area; or (g) any other contract that might involve payment by or to Road Rescue in an amount in excess of $10,000 AND that was entered into other than in the ordinary course of business.
Except for customers in the ordinary course of business, no person or entity has any agreement or understanding for the purchase from Road Rescue of any of its assets.

    3.19 EMPLOYEE RELATIONS. Except as set forth in Schedule 3.19 of the Disclosure Schedule: Road Rescue has not had, within the last three years, any union organizational effort, claim of unfair labor practice, wrongful discharge, employment discrimination, or sexual harassment dispute; to the knowledge of the Shareholders, Road Rescue has complied with all applicable laws, rules, and regulations respecting employment practices, occupational safety, wages, and hours; and Road Rescue has not been within the last five years a party to any contract or agreement with any of Road Rescue's present or former employees with respect to length, duration, or conditions of employment, compensation, or any other form of remuneration. A copy of each employee handbook governing Road Rescue's employees, and a copy of the employment application forms currently used by Road Rescue are attached to the Disclosure Schedule. No key employee of Road Rescue has notified Road Rescue of an intention to terminate employment.

    3.20 EMPLOYEE BENEFIT PLANS. Except as set forth in Schedule 3.20 of the Disclosure Schedule, Road Rescue has never maintained any employee pension benefit plans, employee welfare benefit plans, incentive compensation plans, benefit plans for retired employees, or any other employee benefit plans ("PLANS"). True, correct, and complete copies of all Plan texts and all agreements in any way relating to the Plans have been delivered to Buyer. To the knowledge of the Shareholders, all Plans are and always have been, in compliance with all applicable laws and no Plan has been involved in a prohibited transaction. Road Rescue has made full and timely payment of all required contributions to the Plans and no unfunded liability or accumulated funding deficiency exists with respect to any Plan. In the past three years, Road Rescue has provided, and until the Closing, shall provide, all notices required under COBRA.

    3.21 ENVIRONMENTAL MATTERS. Except as set forth in Section 3.21 of the Disclosure Schedule:

         3.21.1 ORDERS. There is no consent decree, consent order, or other written agreement to which Road Rescue is a named party in relation to any environmental matter and no such agreement is necessary for Road Rescue's continued compliance with applicable environmental laws and regulations. There have been no orders or written notices issued to Road Rescue that have not been complied with in all material respects and no investigations conducted, or other proceedings taken by any person or entity or, to the Shareholders' knowledge, threatened by any governmental entity under or pursuant to any Environmental Law (as defined below) with respect to the Business or its assets and Road Rescue has not received any written communications from a governmental entity that have not been fully complied with and cleared concerning alleged violations of any Environmental Law or alleged Environmental Contamination (as defined below).

         3.21.2 PERMITS. Except as set forth in the environmental reports listed on Section 3.21 of the Disclosure Schedule (collectively, the "ENVIRONMENTAL REPORTS"), Road Rescue has received all permits, licenses, and approvals, have kept all records, and have made all filings and disclosures required by Environmental Laws. A true and complete copy of each Environmental Report is included in the Disclosure Schedule.

         3.21.3 PROPERTIES. The only real properties that are currently, or were previously, owned, operated, leased, or used by Road Rescue are located at (a) 1133 Rankin Street, Saint Paul, Minnesota, and (b) the locations set forth in Section 3.21 of the Disclosure Schedule (collectively, the "PROPERTIES"). Except as indicated in the Environmental Reports, the Properties are free of Environmental Contamination, and no underground storage tanks or other similar underground containers or depositories are, or to the knowledge of the Shareholders, ever have been, present on any of the Properties. To the knowledge of the Shareholders, none of the Properties is listed on or being considered for listing on any list of contaminated sites maintained under any Environmental Law or is subject to or being considered for enforcement action under any Environmental Law, and none of the Properties have been designated as an area under the control of any conservation authority.

         3.21.4 WASTE DISPOSAL. To the knowledge of the Shareholders, Road Rescue has not been identified as a potentially responsible party with respect to any site at which Road Rescue's wastes have been treated, stored, or disposed. To the knowledge of the Shareholders, no Hazardous Materials (as defined below), and no other materials intended for use or generated by Road Rescue, have been or are used, stored, treated, or otherwise disposed of, in violation of Environmental Laws by Road Rescue or its agents. All Hazardous Materials removed or emitted from any of the Properties as a result of operations on the Properties were and are documented, transported, and disposed of, in compliance with Environmental Laws. To the knowledge of the Shareholders, no materials including, without limitation, effluents, leachate, emissions, or Hazardous Materials, generated on or emitted from any of the Properties have caused or will cause, in whole or in part, any Environmental Contamination. Road Rescue has not disposed of, permitted the disposal of, or knows of the disposal of any waste or Hazardous Material on any of the Properties.

         3.21.5 OTHER. To the knowledge of the Shareholders, the Business as currently conducted does not constitute a nuisance and no claim or allegation of nuisance has been made with respect to the Business by any adjoining land owner or other person or entity.

         3.21.6  DEFINITIONS.  For purposes of this Section:
    (a) "ENVIRONMENTAL LAW" means any federal, state, or local, statute, ordinance, rule, or regulation relating to air quality, water quality, solid waste management, Hazardous Materials, toxic substances, or the protection of public health or protection or remediation of the environment; (b) "HAZARDOUS MATERIAL" means any substance defined, designated, or classified as hazardous, toxic, or radioactive, or that is otherwise regulated by any Environmental Law; and
    (c) "ENVIRONMENTAL CONTAMINATION" means the presence of any Hazardous Material in, on, or under the air, soil, groundwater, or surface water, so as to result in any liabilities, fines, penalties, or remedial obligations under any Environmental Law or judicial interpretations thereof.

    3.22 LITIGATION. Except as disclosed in Section 3.22 of the Disclosure Schedule: there is no pending or, to the knowledge of the Shareholders, threatened, suit, proceeding or inquiry affecting Road Rescue or the Shareholders (in their capacity as such), or any of the capital stock, properties, assets, or business prospects of Road Rescue, or the transactions contemplated by this Agreement; to the knowledge of the Shareholders, there is no factual basis upon which any suit, proceeding, or inquiry could be asserted or based, and there is no outstanding order or decree of any court, governmental body, or arbitration tribunal against or affecting Road Rescue or any of its capital stock, properties, assets, or business prospects.

    3.23 PRODUCT LIABILITIES AND WARRANTIES. The Disclosure Schedule sets forth (a) a specimen copy of the form of written warranties covering each product sold in the Business; and (b) a summary of any exception of such warranty given to any customer of the Business that is still in effect. The Shareholders have provided Buyer a true and complete summary of Road Rescue's warranty experience over the past five calendar years. Except as disclosed on Section 3.23 of the Disclosure Schedule, there have been no personal injury product liability claims asserted against Road Rescue during the last five years.

    3.24 INSURANCE. All of the Road Rescue's insurance policies are outstanding and in full force and, to the extent that they are due, all premiums are currently paid, and all duties of the insured have been fully discharged. The Disclosure Schedule contains a list and complete description of all insurance policies and all other forms of insurance that Road Rescue owns or holds. Road Rescue's present insurance coverage shall remain in effect at least until the Closing.

    3.25 PERMITS AND LICENSES. All permits, licenses, orders, and approvals necessary to carry on the Business as presently conducted are identified in the Disclosure Schedule and are in full force and effect and have been complied with. All fees and charges incident to those permits, licenses, orders, and approvals have been fully paid and are current, and no suspension or cancellation of any such permit, license, order, or approval has been to the best of the Shareholders' knowledge, threatened or could result by reason of this Agreement.

    3.26 QUALIFIED INVESTOR. Each Shareholder has delivered to Buyer a duly executed Shareholder Questionnaire in the form attached as EXHIBIT
3.26 that is correct, complete, and not misleading; and is acquiring Buyer's Common Stock for his own account for the purpose of investment and not with a view to distribution or resale.

    3.27 ACKNOWLEDGMENTS REGARDING BUYER'S RESTRICTED COMMON STOCK.

         3.27.1 RESTRICTED. Each Shareholder has been advised that the Buyer's Common Stock to be received in connection with this Agreement has not been registered under the Securities Act, or registered or qualified under any state securities law (a "BLUE SKY LAW"). Each Shareholder understands that Buyer is relying on the representations of the Shareholders for purposes of claiming exemptions from registration under the Securities Act and applicable Blue Sky Laws and that the basis for such exemptions may not be present if a Shareholder intends to acquire the Buyer's Common Stock for resale on the occurrence or non-occurrence of some predetermined event. No Shareholder has any such intention.

         3.27.2  RULE 144.  Each Shareholder understands that the
    Buyer's Common Stock received in connection with this Agreement will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Each Shareholder understands that Buyer is under no obligation so to register or qualify the restricted shares under the Securities Act or any Blue Sky Law.

         3.27.3 LEGEND. Each Shareholder understands and agrees that any certificates representing or relating to the restricted Buyer's Common Stock may bear such legends as Buyer may consider necessary or advisable to facilitate compliance with the Securities Act, Blue Sky Laws, and any other securities law.

         3.27.4 PRIVATE PLACEMENT MEMORANDUM. As of the Closing, each Shareholder acknowledges receipt of the Private Placement Memorandum and the exhibits thereto (collectively, the "PPM"), and acknowledges that he has been furnished with such financial and other information concerning Buyer and the business of Buyer as he considers necessary in connection with the investment in the Buyer's Common Stock. Further, no oral representations have been made or oral information furnished to a Shareholder or his adviser(s) in connection with the Buyer's Common Stock that are in any way inconsistent with the statements made in the PPM.

    3.28 APPLICATIONS, PROXY MATERIALS, ETC. To the knowledge of the Shareholders, none of the information to be supplied by or on behalf of a Shareholder or Road Rescue for inclusion in any document relating to this Agreement or the Special Meeting will: (a) be false or misleading with respect to any material fact; (b) omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading; or (c) fail to correct any statement or omission in any earlier filing or communication to the extent necessary to make the statements contained therein, in light of the circumstances in which they are made at the respective times such documents are filed, supplemented, or amended.

    3.29 BOOKS AND RECORDS. All of the corporate record books and shareholder records of Road Rescue (a) have been made available to Buyer and (b) are complete and correct and have been maintained in accordance with sound business practices. Since 1990, no meeting or written consent of any shareholders, board of directors, or committee has been held for which minutes are not contained in such minute books.

    3.30 RELATIONSHIPS WITH RELATED PERSONS. Other than Road Rescue's business dealings with RESAR, Inc., a Minnesota Corporation ("RESAR"), neither Road Rescue nor any Related Person (defined below) is, or since January 1, 1996, has had an interest in, any entity that has (a) had material business dealings or a material interest in any transaction with Road Rescue, or (b) engaged in competition with Road Rescue. Except for employment-related agreements and business dealings with RESAR, no Related Person is a party to any agreement with, or has any claim or right against, Road Rescue. For the purposes of this Agreement, a "RELATED PERSON" shall mean (i) any Shareholder; (ii) each director or officer of Road Rescue;
(iii) any entity in which Road Rescue holds a material interest; and (iv) any spouse or member of the immediate family of the person described in clause (i) or (ii).

    3.31 MINIMUM NET WORTH.  The Closing Balance Sheet, as of the
Closing, shall reflect a net worth (assets less liabilities) of at least
$813,000.

    3.32 BROKERS. Neither Road Rescue nor the Shareholders have retained or employed any broker, finder, investment banker, or other person, or taken any action that would give any person any valid claim against Buyer, the Shareholders, or Road Rescue for a commission, brokerage fee, or other compensation.

    3.33 NO DISSENTERS RIGHTS.  With respect to the Merger, no
Shareholder has or will elect or otherwise pursue dissenters, appraisal, or similar shareholder rights under the Act.

    3.34 ACCURACY OF STATEMENTS. To the Shareholders' knowledge, no representation or warranty made by Road Rescue or the Shareholders in this Agreement, or any information, statement, certificate, or schedule furnished, or to be furnished, to Buyer in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements not misleading. The representations and warranties of Road Rescue and the Shareholders shall be deemed to be made as of the date of this Agreement and again as of the Closing.

For purposes of this Article 3, the phrases "TO THE KNOWLEDGE OF THE SHAREHOLDERS" and "TO THE SHAREHOLDER'S KNOWLEDGE" shall mean to the actual knowledge of each of the Shareholders and to the actual knowledge of David Weiland, Jerry Rice, Ruth Bangsten, Ellen Mike, Mark Richards, and Diana Trost ("SENIOR MANAGEMENT"). Road Rescue and the Shareholders shall cause Senior Management to confirm by written certificate that, after a review of this Agreement and the Disclosure Schedule and except as stated on such certificate, none of the "knowledge" representations and warranties contained in this Article 3, as modified by the Disclosure Schedule, are untrue. Copies of such Senior Management certificates shall be delivered to Buyer at Closing.

             ARTICLE 4  BUYER'S REPRESENTATIONS AND WARRANTIES

         Buyer represents and warrants to Road Rescue and the Shareholders as follows:

    4.1 BUYER'S ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan.

    4.2 ENFORCEABILITY. Buyer has full capacity, power, and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement is binding upon Buyer and is enforceable against Buyer in accordance with its terms.

    4.3 FINANCIAL STATEMENTS. The audited, consolidated financial statements of Buyer and Buyer's subsidiaries as of and for the years ended December 31, 1996, 1995, and 1994, as reported on by Buyer's independent accountants, Deloitte & Touche LLP, including all schedules and notes relating to such statements, as previously delivered to the Shareholders or Road Rescue, are correct and complete in all material respects. These statements fairly present Buyer's and Buyer's subsidiaries' financial condition and results of operations on a consolidated basis on the dates and for the periods indicated, and have been prepared in conformity with GAAP applied consistently throughout the periods indicated, except as otherwise noted in such financial statements or the notes thereto. The financial statements referred to in this Section reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to such financial statements.

    4.4  BUYER'S CAPITAL STOCK.

         4.4.1 CLASSES AND SHARES. The authorized capital stock of Buyer consists of (a) 23,900,000 shares of Buyer's Common Stock, of which, as of November 1, 1997, a total of 12,555,960 shares were legally issued and outstanding; and (b) 2,000,000 shares of preferred stock, without par value (of which 130,000 shares are designated Series A Preferred Stock), none of which are issued and outstanding as of the date of this Agreement.

         4.4.2   NO OTHER CAPITAL STOCK.  As of the execution of this
    Agreement: (a) other than Buyer's Common Stock, there is no security issued and outstanding that represents or is convertible into capital stock of Buyer; and (b) there are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of Buyer, or agreements to which Buyer is a party or by which it is bound to issue capital stock, except as set forth in, or as contemplated by, this Agreement, except (i) stock options awarded pursuant to stock option plans; (ii) provisions for the grant or sale of shares to, or for the account of, employees and directors pursuant to benefit plans; (iii) "Buyer Rights" issued pursuant to a Rights Agreement, dated as of June 4, 1997, between Buyer and American Stock Transfer & Trust Company, presently associated with each share of Buyer's Common Stock; and (iv) shares issuable to former shareholders of corporations previously acquired by Buyer pursuant to the agreements governing such acquisitions.

    4.5 CAPITALIZATION OF MERGERSUB. Buyer is and will be immediately prior to the Effective Time, the record and beneficial owner and holder of the issues and outstanding shares of MergerSub Common Stock, free and clear of all encumbrances and adverse claims. There are no other issued or outstanding equity securities or other securities of MergerSub. MergerSub has engaged in no business operations.

    4.6 SEC FILINGS. In the last two years, Buyer has filed in a timely manner all required filings with the SEC. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and contain no untrue statement of material fact, or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances in which they are made, not misleading.

    4.7 PRIVATE PLACEMENT MEMORANDUM. None of the information to be supplied by Buyer for inclusion in the PPM will be false or misleading with respect to any material fact, or will omit to state any material fact necessary to make the statements therein not misleading at the time such document is mailed or otherwise delivered and as of the date of the Closing.

    4.8 ISSUANCE OF BUYER'S COMMON STOCK. The shares of Buyer's Common Stock to be issued in connection with this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be legally issued, fully paid, and nonassessable shares.

    4.9 BROKERS. Buyer has not retained or employed any broker, finder, investment banker, or other person, or taken any action, or entered into any agreement or understanding that would give any broker, finder, investment banker, or other person any valid claim against Buyer, the Shareholders, or Road Rescue for a commission, brokerage fee, or other compensation.

                           ARTICLE 5  COVENANTS

    5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Effective Time or such time as this Agreement is terminated pursuant to Article 8 (the "TERM OF THIS AGREEMENT"), Road Rescue shall (a) afford Buyer and its representatives full and free access to its personnel, properties, contracts, books and records, and other documents and data, provided Buyer shall conduct its review to minimize disruption to Road Rescue's business and operations, (b) furnish Buyer with copies of all such documents and data as Buyer may reasonably request, and (c) furnish Buyer with such additional information as Buyer may reasonably request. All information provided to or otherwise received by Buyer relating to Road Rescue shall be governed by that certain Confidentiality Agreement entered into by and between Road Rescue and Buyer, dated August 27, 1997 (the "CONFIDENTIALITY AGREEMENT").

    5.2 OPERATION OF THE BUSINESS. During the Term of this Agreement, Road Rescue shall: (a) conduct its business only in the ordinary course of business; (b) use its best efforts to preserve intact its current business organization, keep available the services of the current officers, employees, and agents, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it; and (c) confer with Buyer concerning operational matters of a material nature and otherwise report periodically to Buyer concerning the status of its business, operations, and finances.

    5.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, during the Term of this Agreement, neither Road Rescue nor any Shareholder will take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.9 would be likely to occur.

    5.4 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Buyer, Shareholders, and Road Rescue shall make all legal filings required to be made by them in order to consummate the transactions contemplated by this Agreement. During the Term of this Agreement, (a) the Shareholders and Road Rescue shall (i) cooperate with Buyer with respect to all filings that Buyer elects to make or is required to make in connection with the transactions contemplated by this Agreement, and (ii) cooperate with Buyer in obtaining all consents required to consummate the Merger; and (b) Buyer shall (i) cooperate with the Shareholders and Road Rescue with respect to all filings that they elect to make or are required to make in connection with the transactions contemplated by this Agreement, and (ii) cooperate with the Shareholders and Road Rescue in obtaining all consents required to consummate the Merger

    5.5 NOTIFICATION. During the Term of this Agreement, each party promptly will notify the other in writing of any fact or condition that causes or constitutes a breach of any of their respective representations and warranties as of the date of this Agreement, or if they become aware of the occurrence of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition requires any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, the Shareholders will promptly supplement the Disclosure Schedule. During the same period, each party will promptly notify the other of the occurrence of any breach of any covenant in this Article 5 by them or of the occurrence of any event that may make their satisfaction of the respective conditions in Articles 6 or 7 impossible or unlikely.

    5.6  NO NEGOTIATION.  During the Term of this Agreement, neither
Road Rescue nor any Shareholder shall solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of Road Rescue or any of the capital stock of Road Rescue or any merger or business combination involving Road Rescue.

    5.7 NO COMPETITION. As an inducement for Buyer to enter into this Agreement and as additional consideration for the consideration to be paid to the Shareholders under this Agreement, Mr. Conzemius agrees that:

         5.7.1 NO COMPETITION. For a period of three years after the Effective Time, he shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by or in any way associated with or render services or advice to, any business whose products or activities compete in whole or in part with the current products or current activities of Road Rescue (I.E., pre-Merger), anywhere within the United States; provided, that he may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any such enterprise, excluding Buyer (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). Mr. Conzemius agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.

         5.7.2 NO SOLICITATION. For a period of three years after the Effective Time, Mr. Conzemius shall not, directly or indirectly, either for himself or any other person or entity, (a) induce or attempt to induce any employee of MergerSub to leave their employment,
    (b) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of MergerSub (or its successors) that was an employee of Road Rescue, or (c) induce or attempt to induce any former customer, supplier, licensee, or business relation of Road Rescue to cease doing business with MergerSub (or its successor), or in any way interfere with the relationship of MergerSub (or its successor) with any former customer, supplier, licensee, or business relation of Road Rescue.

In the event of a breach of any covenant set forth in this Section, the term of such covenant will be extended by the period of the duration of such breach.

    5.8 RESALE RESTRICTIONS. For a period of one year following the Closing, each Shareholder agrees that he shall in no event pledge, hypothecate, sell, transfer, assign, or otherwise dispose of any restricted Buyer's Common Stock, nor receive any consideration for such shares from any person, unless and until: (a) such shares shall be effectively registered or qualified under the Securities Act and applicable Blue Sky Laws or (b) the Shareholder shall have furnished Buyer with an opinion of counsel in form and substance satisfactory to Buyer to the effect that such disposition will not require such registration or qualification and counsel for Buyer shall have concurred in such opinion and advised the Shareholder of such concurrence.

    5.9 BUYER'S POST-CLOSING FILINGS. Buyer shall file the reports required to be filed by it under the Exchange Act, and the rules and regulations adopted by the SEC thereunder, all to the extent required from time to time to enable Road Rescue and/or a Shareholder to sell the Buyer's Common Stock issued in connection with this Agreement pursuant to and in compliance with SEC Rule 144, for a period of two years after delivery of the Buyer's Common Stock under this Agreement.

    5.10 RELEASE OF CLAIMS. Effective as of the Effective Time, each Shareholder releases and forever discharges Road Rescue and its affiliates (including each Shareholder) (collectively, the "RELEASED PERSONS") from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts, and liabilities whatsoever, that each of the Shareholders now has, has ever had, or may hereafter have against the Released Persons arising at or prior to the Effective Time or on account of or arising out of any matter, cause, or event occurring at or prior to the Effective Time, including, but not limited to, any rights to indemnification or reimbursement from Road Rescue, and whether or not relating to claims pending on, or asserted after, the Effective Time; provided, however, that nothing contained in this Section shall operate to release (i) any obligations of Buyer or MergerSub arising under this Agreement, (ii) any claims or right to indemnification as provided under Minnesota Statutes, Chapter 302A, (iii) any claims to the extent covered by insurance, and (iv) any claims against a Shareholder based solely upon the individual's capacity as a shareholder of Road Rescue. Further, each Shareholder, as of the Effective Time, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting, or causing to be commenced, any proceeding of any kind against any Released Person, based upon any matter purported to be released hereby.

    5.11 LEASE. Prior to Closing, with respect to the Lease, the Shareholder shall obtain a reasonably acceptable consent to the deemed assignment of the Lease from the landlord.

    5.12 STOCK TO CASH RATIO; TAX CONSEQUENCES. If at the time of the Closing, for any reason, the fair market value of the portion of the Merger Consideration to be paid in Buyer Common Stock is less than 40% (the "TARGET PERCENTAGE") (valuing the Buyer Common Stock as of the trading day immediately prior to the proposed Closing Date), then either Buyer or the Shareholders shall have the right to adjust the amount of consideration to be paid in Buyer Common Stock so that the Target Percentage is met. Any such adjustment shall be made pro rata among the Shareholders. The Shareholders acknowledge and agree that neither Buyer, MergerSub, nor any of their advisors has made any representation or warranties regarding (and Buyer and MergerSub takes no responsibility or risk for) the intended tax consequences of the Merger.

    5.13 PAST RETURNS. Buyer shall not amend any Road Rescue income tax returns without the consent of the Shareholders.

    5.14 BEST EFFORTS. During the Term of this Agreement, Buyer, Road Rescue, and the Shareholders shall use their best efforts to cause the conditions in Articles 6 and 7 to be satisfied.

                ARTICLE 6  CONDITIONS PRECEDENT TO BUYER'S
                            OBLIGATION TO CLOSE

         Buyer's obligation to consummate the Merger and to take the other actions required of it at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

    6.1 ACCURACY OF REPRESENTATIONS. All of Road Rescue's and the Shareholders' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedule.

    6.2 ROAD RESCUE'S AND THE SHAREHOLDERS' PERFORMANCE. All of the covenants and obligations that Road Rescue and the Shareholders are required to perform or to comply with at or prior to the Closing (considered collectively), and each of these covenants and obligations

(considered individually), must have been duly performed and complied with in all material respects.

    6.3  CONSENTS.  Each of the consents identified in Section 3.5 and
Schedule 3.5 of the Disclosure Schedule must have been obtained and must be in full force and effect.

    6.4 LEGAL OPINION. Road Rescue and the Shareholders must have delivered an opinion of their counsel in substantially the form as set forth in EXHIBIT 6.4.

    6.5 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer: such documents as Buyer may reasonably request for the purpose of (a) enabling its counsel to provide the opinion referred to in Section 7.3, (b) evidencing the accuracy of any of Road Rescue's or the Shareholders' representations and warranties, or the performance by Road Rescue or the Shareholders of, or the compliance by Road Rescue or the Shareholders with, any covenant or obligation required hereunder, (c) evidencing the satisfaction of any condition referred to in this Article 6, or (d) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

    6.6 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or threatened against Buyer or any of its affiliates, any proceeding (a) involving any challenge to or relating in any way to this Agreement, or (b) that may prevent, delay, make illegal, or otherwise interfere with any of the transactions contemplated by this Agreement.

    6.7 NO CLAIM REGARDING SALE PROCEEDS. There must not have been made or threatened by any person or entity any claim asserting that such person or entity is entitled to all or any portion of the consideration paid to the Shareholders in connection with the Merger.

    6.8 NO PROHIBITION. The consummation of any of the transactions contemplated by this Agreement will not materially contravene, conflict with, or result in a material violation of, or cause Buyer or any of its affiliates to suffer any material adverse consequence under, any applicable Legal Requirement.

    6.9 LEASE. The Shareholders must have delivered the landlord's consent to the deemed assignment of the Lease.

    6.10 SENIOR MANAGEMENT CERTIFICATES. The Shareholders must have delivered the certificates of Senior Management, as described in the last paragraph of Article 3.

                ARTICLE 7 CONDITIONS PRECEDENT TO SELLERS'
                            OBLIGATION TO CLOSE

         Road Rescue's and the Shareholders' obligation to consummate the Merger and to take the other actions required to be taken by Road Rescue and the Shareholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Shareholders, in whole or in part):

    7.1 ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing as if then made.

    7.2 BUYER'S PERFORMANCE. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

    7.3 LEGAL OPINION. Buyer must have delivered an opinion of its counsel in substantially the form as set forth in EXHIBIT 7.3.

    7.4 ADDITIONAL DOCUMENTS. Buyer must have caused to be delivered to Road Rescue such documents as Road Rescue may reasonably request for the purpose of (a) enabling its counsel to provide the opinion referred to in
Section 6.4 evidencing the accuracy of any representation or warranty of Buyer, (b) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (c) evidencing the satisfaction of any condition referred to in this Article 7, or (d) otherwise facilitating the consummation of any of the transactions contemplated hereby.

    7.5 NO INJUNCTION. There must not be in effect any legal requirement or any injunction or other order that prohibits the Merger and has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

    7.6 RELEASE OF GUARANTIES. Buyer must have delivered an agreement in substantially the form as set forth in EXHIBIT 7.6 (the "INDEMNITY AGREEMENT").

    7.7 HUESTIS DOCUMENTS. Road Rescue has entered into the following documents with William D. Huestis (collectively, the "HUESTIS DOCUMENTS"):

         7.7.1 that certain $490,000 Subordinated Note, dated January 1, 1994, executed by Road Rescue in favor of William D. Huestis;

         7.7.2   that certain $50,000 Revolving Subordinated Demand
    Note, dated January 1, 1994, executed by Road Rescue in favor William
    D. Huestis; and

         7.7.3   that certain Non-Competition and Confidentiality
    Agreement, dated March 16, 1990, as amended by that certain Amendment to Non-Competition and Confidentiality Agreement, dated January 1, 1994, each entered into by and between Road Rescue and William D. Huestis.

Consummation of the transactions contemplated by this Agreement shall constitute a default and give rise to the right to accelerate payments under each of the Huestis Documents. At or before the Closing, Buyer shall either (i) pay in full all amounts outstanding under the Huestis Documents, or (ii) execute and enter into appropriate amendments with respect to each of the Huestis Documents for their continuation and, in connection therewith, obtain a complete release of any personal guaranty obligations of Norbert J. Conzemius relating to the Huestis Documents.

    7.8 CONZEMIUS LOANS. Under the Loan Agreement dated July 1, 1997, Note date July 1, 1997, Note dated October 1, 1997, Security Agreement dated July 1, 1997, and Participation and Subordination Agreement dated July 1, 1997 between Firstar Bank, Road Rescue, and Norbert J. Conzemius (collectively, the "CONZEMIUS LOANS"), as of the date hereof, the total amount owed by Road Rescue to Firstar (and Conzemius) is $482,015.73. At or before the Closing, Buyer shall arrange for the entire amount of the Conzemius Loans, together with all accrued interest thereon, to be paid in full.

                          ARTICLE 8  TERMINATION

    8.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

         8.1.1 BREACH. By either Buyer or the Shareholders if a material breach of this Agreement has been committed by the other and such breach has not been waived;

         8.1.2   CONDITIONS.  (a) By Buyer if any of the conditions in
    Article 6 has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through Buyer's fault) and Buyer has not waived such condition on or before the Closing; or (b) by the Shareholders, if any of the conditions in
    Article 7 has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through Road Rescue' or a Shareholder's fault) and the Shareholders have not waived such condition on or before the Closing;

         8.1.3 CONSENT. By mutual consent of Buyer and the Shareholders; or

         8.1.4 UPSET DATE. By either Buyer or the Shareholders if the Closing has not occurred (other than through the fault of the party seeking to terminate this Agreement) on or before February 15, 1998, or such later date as the parties may agree upon.

    8.2 EFFECT OF TERMINATION. The exercise of a party's right of termination under Section 8.1 will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.3 and 10.5 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive unimpaired.

                        ARTICLE 9  INDEMNIFICATION

    9.1 INDEMNIFICATION AND REIMBURSEMENT BY SHAREHOLDERS. The Shareholders severally but not jointly, will indemnify and hold harmless Buyer, MergerSub, Road Rescue, and their respective representatives, shareholders, controlling persons, and affiliates (collectively, the "INDEMNIFIED PERSONS"), and will reimburse the Indemnified Persons, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "DAMAGES"), arising from or in connection with: (a) any breach of any representation or warranty made by Road Rescue or a Shareholder in this Agreement or any other certificate or document delivered by Road Rescue or the Shareholders pursuant to this Agreement; or (b) any breach by either Road Rescue or a Shareholder of any covenant or obligation of such Road Rescue or Shareholder in this Agreement. The Shareholders' liability under this
Section is a pro rata liability; any loss which the Shareholders incur under this Section will be borne by them in the same proportion to which they owned Road Rescue's Common Stock as of the date of this Agreement.

    9.2 INDEMNIFICATION AND REIMBURSEMENT BY BUYER. Buyer will indemnify and hold harmless the Shareholders and will reimburse the Shareholders for Damages arising from or in connection with: (a) any breach of any representation or warranty made by Buyer or MergerSub in this Agreement or any other certificate or document delivered by Buyer or MergerSub pursuant to this Agreement; or (b) any breach by either Buyer or MergerSub of any covenant or obligation of such entity in this Agreement.

    9.3 LIMITATIONS ON INDEMNIFICATION. Notwithstanding any other provisions in this Article, an indemnified person's right to indemnification under this Article shall be limited as follows:

         9.3.1 BASKET. The indemnifying party (either (i) collectively the Shareholders, or (ii) Buyer, as the case may be) shall not be obligated to indemnify the indemnified person unless and until, and only to the extent that, the aggregate amount of Damages exceeds $40,500 (the "BASKET"), in which case the indemnifying party shall be liable for all claims to the extent they exceed the Basket amount, up to a maximum aggregate amount of $405,000 (the CEILING"); provided, however, that the Basket and Ceiling shall not apply to, and the indemnifying party shall fully indemnify the indemnified party for: (a) any claim arising out of a breach of a representation or warranty relating to authorization to enter into and enforceability of this Agreement, taxes, or the capitalization of Road Rescue; and (b) any fraudulent or intentional breach of this Agreement (collectively, "NON-CEILING CLAIMS"). Notwithstanding anything to the contrary in this Agreement, in no event shall the amount of the indemnification obligations of a given Shareholder under this Article 9 exceed the amount of the Merger Consideration received by that Shareholder. For the purpose of determining the amount of the Merger Consideration received by a Shareholder, the Buyer Common Stock shall be valued at $7.50 per share. If the Escrow Fund has been distributed in full and a Shareholder is obligated to indemnify Buyer with respect to one or more Non-Ceiling Claims:

                 (a) CLOSING STOCK. At any time on or prior to the one-year anniversary of the Closing or during an "Unlisted Period" (as defined below), that Shareholder shall offer, and Buyer shall accept, a sufficient amount of the Shareholder's Buyer Common Stock received as of the Closing in the Merger ("CLOSING
         STOCK"), valued at $7.50 per share, as to pay the Shareholder's portion of the Non-Ceiling Claims. Except during an Unlisted Period, the Shareholder may not offer, and Buyer need not accept, Closing Stock after the one-year anniversary of the Closing.

                 (b) ADJUSTMENT STOCK. At any time (I) after the one-year anniversary of the Closing but prior to or on the one-year anniversary of the issuance of Buyer Common Stock (if any) pursuant to Section 2.3, or (II) during an Unlisted Period, that Shareholder shall offer, and Buyer shall accept, a sufficient amount of the Shareholder's Buyer Common Stock received pursuant to Section 2.3 ("ADJUSTMENT STOCK"), valued at $7.50 per share, as to pay the Shareholder's portion of the Non-Ceiling Claims. Except during an Unlisted Period, the Shareholder may not offer, and Buyer need not accept,


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
         Adjustment Stock after the one-year anniversary of the issuance of the Adjustment Stock.

                 (c) UNSATISFIED NON-CEILING CLAIMS. To the extent that a Shareholder is unable to satisfy the Shareholder's portion of Non-Ceiling Claims through delivery of Closing Stock or Adjustment Stock under subsections (a) or (b) of this Section 9.3.1, the balance of the Shareholder's portion of the Non-Ceiling Claims shall be paid by the Shareholder in immediately available funds.

                 (d) UNLISTED PERIOD. An "UNLISTED PERIOD" shall mean that period of time during which the Buyer Common Stock does not continue as actively traded and listed on the Nasdaq National Stock Market or equivalent stock exchange.

         9.3.2 INDEMNIFICATION PERIOD. An indemnified party's right to seek indemnification under this Article shall survive for a period of 16 months from the Closing, except that: (a) the indemnity period shall not expire, but shall survive forever, for claims with respect to representations, warranties, covenants regarding taxes, and the enforceability of this Agreement; and (b) with respect to the covenant contained in Section 5.7 (No Competition), the right to seek indemnity shall survive until the covenant expires by its terms. The making of a claim for indemnification under this Agreement shall toll the running of the limitation period with respect to that claim. For purposes of the preceding sentence, a claim shall be deemed made upon the commencement of an independent judicial proceeding with respect to the matter underlying the claim or receipt by the indemnifying party of a written notice of claim setting forth the amount of the claim (if known by the indemnified party) and a general description of the facts underlying the claim. Notwithstanding anything contained in this Agreement to the contrary, recovery for any claims brought for breach of Shareholder representations and warranties shall be limited to the Escrow Fund until the Escrow Fund has been distributed in full; any recovery from the Shareholders thereafter shall be several, and not joint, in accordance with each Shareholders' ownership interest percentage in Road Rescue immediately prior to the Effective Time. This Section shall not be construed to limit in any way the other restrictions and limitations on indemnification obligations contained in this Agreement.

         9.3.3 WARRANTY CLAIMS. Based on Buyer's and its representa-tives' review of information regarding Road Rescue's history of warranty claims, the Shareholders shall not be obligated to indemnify Buyer for Damages arising from warranty claims made by its customers.



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
         9.3.4 OTHER LIMITATIONS. Except for (a) issues relating to EBIT, (b) the calculation of the purchase price (which are addressed in Article 2), and (c) covenants that, by their terms, extend beyond the Closing, the provisions of this Article 9 contain the exclusive provisions relating to indemnification and recovery for a breach of any representation or warranty or covenant of the parties under this Agreement. The amount of any such claim for indemnification hereunder shall be (i) net of any tax benefits realized (or to be realized and capable of being estimated on a reasonable basis) by the indemnified party by reason of the facts and circumstances giving rise to the liability, and (ii) net of any insurance proceeds received by the indemnified party in connection with the facts giving rise to the right of indemnification; provided that (A) if applicable, the tax costs resulting from a reduction in basis, and the resulting reduction in depreciation and amortization or increase in gain recognized on a sale, must be included in the calculation under clause (i) above, and
    (B) any costs Buyer and/or Road Rescue incurs due to insurance recoveries, such as retrospective premium adjustments and experience-based premium adjustments, must be included in the calculation under clause (ii) above.

    9.4  THIRD-PARTY CLAIMS.

         9.4.1 NOTICE OF THIRD-PARTY CLAIMS. If any action, suit, or proceeding (including claims by federal, state, local, or foreign tax authorities) shall be threatened or commenced against an indemnified party in respect of which the indemnified party may demand indemnification under this Agreement, the indemnified party shall notify the indemnifying party to that effect with reasonable promptness after receiving written notice of the action, suit, or proceeding, and the indemnifying party shall have the opportunity (provided the indemnifying party shall have acknowledged in writing that the indemnifying party is obligated under the terms of this Agreement to indemnify the indemnified party) to defend against the action, suit, or proceeding, at the indemnifying party's sole expense, subject to the limitations set forth below.

         9.4.2 DEFENSE OF CLAIMS. If the indemnifying party elects to defend against an action, suit, or proceeding and the indemnified party does not decide to retain control of the matter as provided in this Section, the indemnifying party shall notify the indemnified party to that effect with reasonable promptness. The indemnified party shall have the right to employ its own counsel and participate in the defense of the case, but the fees and expenses of the indemnified party's counsel shall be at the expense of indemnified party, unless (a) the employment of the indemnified party's counsel at the expense of indemnifying party shall have been authorized in writing by the indemnifying party in connection with the defense of the action, suit, or proceeding; (b) the indemnifying party shall have decided not to defend against the action, suit, or proceeding; or
    (c) the indemnified party shall have reasonably concluded that the action, suit, or proceeding involves to a significant extent matters beyond the scope of the indemnity agreement contained in this Article. In any case described in clause (c) of the preceding sentence, the indemnifying party shall not have the right to direct the defense of the action, suit, or proceeding on behalf of indemnified party, provided that only that portion of the fees and expenses reasonably related to matters covered by the indemnity agreement contained in this Article shall be borne by the indemnifying party.

         9.4.3 CONDUCT OF DEFENSE. Any party granted the right to direct the defense of a claim pursuant to this Article shall:
    (a) keep the other parties to this Agreement fully informed of the action, suit, or proceeding at all stages of the matter, whether or not represented; (b) promptly submit to the other parties copies of all pleadings, responsive pleadings, motions, and other similar legal documents and papers received in connection with the action, suit, or proceeding; (c) permit the other parties to this Agreement and their counsel, to the extent practicable, to confer on the conduct of the defense of the action, suit, or proceeding; and (d) to the extent practicable, permit the other parties to this Agreement and their counsel an opportunity to review all legal papers to be submitted before the submission. Subject to an appropriate confidentiality agreement, the parties shall make available to each other and each other's counsel and accountants all of the books and records relating to the action, suit, or proceeding, and each party shall render to the other any assistance as may be reasonably required in order to insure the proper and adequate defense of the action, suit, or proceeding.

    9.5 ASSERTION OF CLAIMS. A party shall notify the others in writing with reasonable promptness after the discovery of any claim upon which he, it, or they will demand indemnification from the other under this Agreement. To the extent possible, the notice shall describe in reasonable detail the basis for the claim, include an itemized accounting of the claim, and provide a good faith estimate of the amount of the Damages. Within 21 days after receipt of the notice, the indemnifying party shall either reimburse indemnified party for the amount of the claim (or acknowledge a right of offset) or notify the indemnified party of the indemnifying party's intent to dispute the claim.

    9.6 REMEDIES CUMULATIVE. Subject to Section 9.3.4, the remedies expressly provided in this Article are cumulative and shall not prevent the assertion by Buyer of any other rights or the seeking of any other remedies against any Shareholder.

                            ARTICLE 10  GENERAL

    10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS, AND
INDEMNITIES. Subject to and except as limited by Section 9.3.2, all representations, warranties, covenants, and indemnities made by any party to this Agreement and all other documents related hereto shall survive the Closing and any investigation made by or on behalf of any party.

    10.2 ASSIGNMENT AND BENEFITS. No party to this Agreement may assign or transfer this Agreement, either directly or indirectly, without the prior written consent of all parties to this Agreement, except that Buyer may assign all or part of Buyer's interest in this Agreement to one or more of its affiliates. Any assignment of this Agreement shall not release the assignor from the duty to perform the assignor's obligations under this Agreement. This Agreement shall be binding upon, inure to the benefit of, and may be enforced by and against the respective successors and permitted assigns of each of the parties to this Agreement.

    10.3 CONFIDENTIALITY. Unless otherwise required by law, the parties to this Agreement shall not make any disclosure of the existence or terms of this Agreement without the prior written consent of the other party or parties, except that each party may disclose the transactions contemplated by this Agreement to persons that have a professional need to know thereof.

    10.4 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered, sent by telecopy, or sent by express delivery service with charges prepaid and receipt requested, or, if those services are not reasonably available, mailed (postage prepaid) by certified mail with return receipt requested:

     TO BUYER:                          WITH A COPY TO:

     Spartan Motors, Inc.               Warner Norcross & Judd LLP
     1000 Reynolds Rd.                  900 Old Kent Building
     P.O. Box 440                       111 Lyon Street, N.W.
     Charlotte, Michigan 48813          Grand Rapids, Michigan 49503-2489
     Attn.:  President                  Attn.: Stephen C. Waterbury
     Fax:  (517) 543-7727               Fax:  (616) 752-2500

     TO ROAD RESCUE OR SHAREHOLDERS:    WITH A COPY TO:
     c/o Norbert J. Conzemius           Winthrop & Weinstine
     121 Wildwood Ave.                  3200 Minnesota World Trade Center
     White Bear Lake, MN 55110          30 E. Seventh Street
     Fax: (612) 653-8624                St. Paul, Minnesota 55101
                                        Attn.:  Mark T. Johnson
                                        Fax: (612) 292-9347



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
Any party may change that party's address by prior written notice to the other parties.

    10.5 EXPENSES. Each party to this Agreement shall pay that party's respective expenses, costs, and fees (including professional fees) incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

    10.6 APPOINTMENT OF REPRESENTATIVE. Notwithstanding anything to the contrary in this Agreement, each Shareholder irrevocably appoints Norbert
J. Conzemius as the "SHAREHOLDER REPRESENTATIVE," with full power of substitution to act on his, her, or its behalf as attorney-in-fact in connection with the Merger to receive notices, give consents, and handle other administrative details involving the consummation of the Merger (specifically including the payment and receipt of adjustment amounts to the Merger Consideration and handling dispute resolution procedures under Sections 2.2 and 2.3) on behalf the Shareholders collectively. Buyer shall be permitted to rely upon and request any such actions by the Shareholder Representative. The Shareholder Representative is specifically authorized to utilize a pro rata portion of the funds held in the Escrow Fund to satisfy any amounts to which the Shareholders are responsible hereunder following the Closing. In the event of the death, incapacity or resignation of the Shareholder Representative, the Shareholders (by majority vote of the parties holding stock of Road Rescue immediately prior to the Closing hereunder) shall appoint a substitute Shareholder Representative, and in such event, the Shareholder Representative shall so notify the Buyer. The Shareholder Representative may resign at any time upon written notice to Buyer and Shareholders.

    10.7 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement, and the exhibits and schedules (including the Disclosure Schedule) to this Agreement (which are incorporated in this Agreement by reference), the Confidentiality Agreement, and the agreements referred to in this Agreement, contains the entire agreement and understanding of the parties and supersede all prior agreements, negotiations, arrangements, and understandings relating to the subject matter of this Agreement. This Agreement may be signed in counterparts, each of which shall be deemed to be an original, and the counterparts shall together constitute one document.

    10.8 AMENDMENTS AND WAIVERS. This Agreement may be amended, superseded, or canceled, and any of the terms or conditions of this Agreement may be waived, only by a written instrument signed by each party to this Agreement or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time to require performance of any provision in this Agreement shall not affect the right of that party at a later time to enforce that or any other provision. No waiver by any party of any condition, or of any breach of any term,


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
covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of any condition or of any breach of any other term, covenant, representation, or warranty.

    10.9 NO THIRD-PARTY BENEFICIARIES. The provisions of this Agreement are solely between and for the benefit of the respective parties to this Agreement, and do not inure to the benefit of, or confer rights upon, any third party, including any employee of Buyer or Road Rescue.

   10.10 SEVERABILITY. This Agreement shall be interpreted in all respects as if any invalid or unenforceable provision were omitted from this Agreement. All provisions of this Agreement shall be enforced to the full extent permitted by law.

   10.11 GOVERNING LAW. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Minnesota, without regard to conflicts of law principles.


               [remainder of this page intentionally blank]

          This Agreement and Plan of Merger is signed as of January 7, 1997.

                                   SPARTAN MOTORS, INC.

                                   By _____________________________________
                                      Richard J. Schalter
                                      Its Chief Financial Officer,
                                      Secretary, and Treasurer

                                   SPARTAN ROAD RESCUE, INC.

                                   By _____________________________________
                                      Richard J. Schalter
                                      Its Secretary and Treasurer


                                   ROAD RESCUE, INC.

                                   By _____________________________________
                                      Norbert J. Conzemius
                                      Its President

                                   ________________________________________
                                   NORBERT J. CONZEMIUS

                                   ________________________________________
                                   JOHN L. MORRISON

                                   ________________________________________
                                   WALTER R. BARRY, JR

                                   ________________________________________
                                   ALAN S. MCDOWELL

                                   ________________________________________
                                   JAMES F. SCHUEPPERT

                                   ________________________________________
                                   DR. JOHN P. HERMANN










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